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                                                                    EXHIBIT 10.1

                             EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of May 24, 2002 between Albert H. Kramer of 1932 Heatherton Drive, Lancaster, Pennsylvania 17601 (the "Executive") and D&E Communications, Inc. (the "Company"), recites and provides as follows:

         WHEREAS, the Executive has an employment agreement with Conestoga Enterprises, Inc. ("Conestoga"), dated as of April 1, 2001 (the "Conestoga Agreement");

         WHEREAS, the Company and Conestoga entered into an Agreement and Plan of Merger, dated as of December 3, 2001, (the "Merger Agreement"), providing for the merger of Conestoga with and into a wholly owned subsidiary of the Company (the "Merger");

         WHEREAS, it is acknowledged by the parties hereto that as a result of the consummation of the Merger and the transactions contemplated thereby, there will be a "change of control" (as defined by the Conestoga Agreement) of Conestoga;

         WHEREAS, Executive has agreed to release the Company and Conestoga from any claims he has under the Conestoga Agreement or due to his employment with Conestoga in exchange for the rights granted hereunder;

         WHEREAS, the Company expects that the Executive will make substantial contributions to the growth and prospects of the Company; and

         WHEREAS, the Company desires to obtain the services of the Executive, and the Executive desires to be employed by the Company, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the Company and the Executive agree as follows:

1.       Employment.

         1.1 Position. On the terms and subject to the conditions set forth herein, the Company hereby agrees to employ the Executive as Senior Vice President throughout the Employment Term (as defined below).

         1.2 Duties and Responsibilities. The Executive shall have such duties and responsibilities that are consistent with his position as determined by the Chief Executive Officer and shall perform such duties and carry out such responsibilities to the best of his ability for the purpose of advancing the business of the Company and its subsidiaries. Subject to the provisions of
Section 1.3 below, during the Employment Term the Executive shall devote his full business

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time, skill and attention to the business of the Company and its subsidiaries and shall not engage in any other business activity or have any other business affiliation, except with regard to (a) those business activities and affiliations in which the Executive was engaged prior to the effective date of this Agreement, but only to the extent fully disclosed to the Company; or (b) as specifically approved by the Board.

         1.3 Other Activities. Anything in this Agreement to the contrary notwithstanding, as part of the Executive's business efforts and duties on behalf of the Company, he may participate fully in social, charitable and civic activities (including membership on the board of a non-profit charitable organization), he shall be permitted to make investment in other businesses and companies and, if specifically approved by the Board, he may serve on the boards of directors of other for profit companies, provided that such activities do not unreasonably interfere with the performance of and do not involve a conflict of interest with his duties or responsibilities hereunder. Notwithstanding the foregoing, the Executive shall not be required to receive the approval of the Board with regard to those board memberships which (a) the Executive held as of the effective date of this Agreement; and (b) have been fully disclosed to the Company.

2. Employment Term. Effective as of the date on which the Merger is consummated (the "Closing") and the Agreement and General Release between the Executive and the Company, attached hereto as Exhibit A, has become effective (the "Effective Date") and subject to the provisions of Section 4 hereof, the Company hereby agrees to employ Executive and Executive hereby agrees to become an employee of the Company, subject to the terms and conditions of this Agreement, for a period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the "Initial Employment Term"). In addition, at the end of the first contract year of the Initial Employment Term and at the end of each contract year thereafter, unless the Company gives the Executive written notice that the Agreement shall not be further extended at least 60 days prior to the end of the then current contract year, the Agreement shall automatically extend for a period of one year (each an "Extension Term"). As used in this Agreement, "Employment Term" shall mean the Initial Employment Term and any Extension Term, as appropriate in the context used.

3. Compensation. During the Employment Term, the Company will pay and/or otherwise provide the Executive with compensation and related benefits as follows:

         3.1 Change of Control Payment. Effective as of the Effective Date, and contingent on the occurrence of the Closing, the Company agrees to make a one time change of control payment to the Executive in the sum of $180,000 not later than one week following the Effective Date.

         3.2 Base Salary. The Company agrees to pay the Executive, for services rendered hereunder, an initial base salary at the annual rate of $175,000 (the "Base Salary"). Base Salary will be reviewed by the Compensation Committee of the Board (the "Compensation Committee") in accordance with the schedule used with regard to comparable executives of the Company. The Base Salary shall be payable in equal periodic installments, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law.

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         3.3      Incentive Compensation. Upon the execution of this Agreement by the Executive and the Company, the Company shall grant to the Executive an option to purchase 25,000 shares of common stock of the Company (the "Option") under an equity compensation plan sponsored by the Company (the "Incentive Compensation Plan") and subject to the terms of a stock option agreement which shall be substantially comparable to the stock option agreement used with respect to other comparable Company executives. Pursuant to the discretion of the Compensation Committee, during the Employment Term the Executive may be entitled to additional equity compensation grants under the Incentive Compensation Plan or any other equity compensation plan sponsored by the Company.

         3.4 Retention Bonus. At the end of the Initial Employment Term, the Executive shall be entitled to receive a one-time retention bonus of $120,000.00, provided that (a) the Executive remains employed with the Company through the last day of the Initial Employment Term and (b) the Executive is not in default under this Agreement.

         3.5 Short Term Incentive Plan. Executive shall be eligible to (a) participate in the Company's short term incentive plan; and (b) receive an amount equal to the annual incentive target established by the Compensation Committee. Payments under the Company's short term incentive plan shall be referred to herein as "Short Term Incentive Payments".

         3.6 Benefits. During the Employment Term (and thereafter to the extent expressly provided herein), the Executive shall be entitled to participate in all of the Company's employee benefit plans applicable to the Company's comparable senior executives, according to the terms of those plans and shall receive credit for his employment with Conestoga for purposes of determining his vested benefit under the Company's employee benefits plan; provided, however, that (a) for purposes of the Company's qualified retirement plans or other comparable programs, the Executive shall be treated as a new hire except to the extent otherwise required by law or by the terms of the relevant plan; and (b) notwithstanding the above, the Executive's service with Conestoga and with the Company shall be fully credited in determining retirement eligibility under all such plans. In addition to the foregoing compensation, the Company agrees that during the Employment Term it shall continue to pay the Executive's monthly automobile lease through the end of the specified lease period, and thereafter, the Executive will receive the benefits provided under the Company car program provided by the Company to comparable senior executives.

         3.7 Reimbursement of Expenses; Vacation. Executive shall be provided with reimbursement of reasonable expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company's vacation, holiday and other pay for time not worked policies.

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4.       Termination of Employment.

         4.1 By the Company For Cause. The Company may terminate Executive's employment under this Agreement at any time for Cause (as defined in Section 4.6) by delivery of written notice of termination to Executive (which notice shall specify in reasonable detail the basis upon which such termination is made) at least ten days prior to the termination date set forth in such notice. In the event Executive's employment is terminated for Cause, all provisions of this Agreement (other than Sections 6 through 15 hereof) shall terminate as of the date of termination. Notwithstanding the foregoing, the termination of this Agreement shall not result in the loss of any previously vested benefit or right of the Executive hereunder. In addition, upon termination of this Agreement, the Executive shall be entitled to the following payments (hereinafter referred to as the "Standard Termination Payments"): (a) any earned and unpaid Base Salary through the date of termination, (b) any unreimbursed business and entertainment expenses in accordance with the Company's policy, and (c) any unreimbursed medical, dental and other employee benefit expenses incurred in accordance with the Company's employee benefit plans.

         4.2      Upon Death or Disability.

                  (a) Death. If the Executive dies during the Initial Employment Term, all provisions of Section 3 of this Agreement (other than rights or benefits arising as a result of such death) and the Initial Employment Term shall be automatically terminated. Notwithstanding the foregoing, upon the termination of this Agreement as a result of the Executive's death during the Initial Employment Term, the Executive's beneficiary shall be entitled to (i) an amount equal to the Base Salary that the Executive would have been entitled to receive for the period commencing as of the date of his death through the initial Employment Term, (ii) the Standard Termination Payments and (iii) a Pro Rata Short Term Incentive Payment (as defined below) for the fiscal year during which such death occurs (the "Death Benefits"); provided, however, that the Death Benefits shall be reduced by any amount paid under the Company's employee benefit plans (or funded through Company payments) as a result of the Executive's death. The portion of the Death Benefits representing Base Salary through the Initial Employment Term shall be paid in a lump sum on a net present value basis, using a reasonable discount rate determined by the Board. Notwithstanding any provision in this Agreement to the contrary, in the event of Participant's death during the Initial Employment Term, (i) the Option granted pursuant to Section 3.3 shall fully vested and become exercisable; and (ii) the retention bonus described in Section 3.4 shall become fully earned despite non-attainment of the requirement set forth in Section 3.4(a); provided, however, that attainment of the condition set forth in Section 3.4(b) shall continue to be a condition to payment.

                  (b) Disability. If the Executive is unable to perform his responsibilities under this Agreement by reason of physical or mental disability or incapacity ("Disability") and such disability or incapacity shall have continued for six consecutive months or any period aggregating six months within any 12 consecutive months, the Company may terminate this Agreement and the Employment Term at any time thereafter. In such event, the Executive shall be entitled to receive his normal compensation hereunder during said six month period. In addition, if the Company terminates this Agreement due to Disability during the Initial Employment Term the Executive shall be entitled to receive an amount equal to (i) the Base

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Salary that he would have been entitled to receive for the period commencing as of the date of his termination of employment through the Employment Term, (ii) the Standard Termination Payments and (iii) a Pro Rata Short Term Incentive Payment for the fiscal year during which such disability occurs (the "Disability Benefits"); provided, however, that the Disability Benefits shall be reduced by any amount paid under the Company's employee benefit plans (or funded through Company payments) as a result of the Executive's Disability.

                  (c)      Pro Rata Incentive Payments. For purposes of this
Section 4.2, in the event of the Executive's death or disability, a Pro Rata Short Term Incentive Payment shall mean an amount equal to the Executive's Short Term Incentive Payment for the fiscal year during which such death or Disability occurs, prorated by a fraction, the numerator of which is the number of days of employment elapsed during the fiscal year prior to termination of employment and the denominator of which is 365.

         4.3      By the Company Without Cause.

                  (a) The Company may terminate the Executive's employment under this Agreement without Cause, and other than by reason of his death or Disability, by sending written notice of termination to the Executive, which notice shall specify a date within ten (10) days after the date of such notice as the effective date of such termination (the "Termination Date"). From the date of such notice through the Termination Date, the Executive shall continue to perform the normal duties of his employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Thereafter, subject to Section 4.5 herein, the Company shall pay the Executive an amount equal to the Base Salary that the Executive would have been entitled to receive for the period commencing as of the Termination Date through the Employment Term in such periodic installments as were being paid immediately prior to the Termination Date.

                  (b) The Company shall pay the Executive the Short Term Incentive Payment that the Executive would have been entitled to receive from the Termination Date through the Employment Term.

                  (c) The Company shall also be obligated to pay to the Executive the Standard Termination Payments.

                  (d) If the Executive is terminated by the Company without Cause during the Initial Employment Term, then for the period commencing as of the Termination Date through the Initial Employment Term, the Executive and the Executive's dependents shall be entitled to coverage under the "employee welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) provided by the Company to comparable executives. In lieu of such continued coverage, the Company may reimburse the Executive on a net after-tax basis, for the cost of individual insurance coverage for the Executive and the Executive's dependents under a policy or policies that provide benefits not less favorable than the benefits provided under such employee welfare benefit plans. The coverage provided under this subsection (d) shall be secondary to any coverage provided to the Executive and the Executive's dependents by another employer of the Executive.

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                  (e)      In addition, on the Termination Date the Executive's
Retention Bonus and the Option to the extent not then vested or paid shall immediately vest and become payable and/or exercisable in full, notwithstanding the provisions thereof.

         4.4      By the Executive.

                  (a) Without Good Reason. The Executive may terminate his employment without Good Reason (as defined in Section 4.6), and any further obligations that the Executive may have to perform services on behalf of the Company hereunder at any time after the date hereof, by sending written notice of termination to the Company not less than thirty (30) days prior to the effective date of such termination. During such thirty (30) day period, the Executive shall continue to perform the normal duties of his employment hereunder, and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder. Except as provided below, if the Executive shall elect to terminate his employment hereunder (other than as a result of his death or disability), then the Executive shall remain vested in all vested benefits provided for hereunder or under any benefit plan of the Company in which the Executive is a participant and shall be entitled to receive the Standard Termination Payments, but the Company shall have no further obligation to make payments or provide benefits to the Executive under Section 3 hereof.

                  (b) With Good Reason. The Executive may terminate his employment, and any further obligations that the Executive may have to perform services on behalf of the Company at any time after the date hereof for Good Reason, by sending written notice of his termination and the Good Reason to the Company not less than sixty (60) days prior to effective date of such termination. Notwithstanding the foregoing, the Executive shall not have Good Reason for termination if, within the sixty (60) day period after the date on which the Executive gives notice of his termination to the Company, the Company corrects the action or failure to act that constitutes the grounds for termination with Good Reason as set forth in Executive's notice of termination, or the Company contests the existence of Good Reason, in which case, (i) prior to the occurrence of a Change in Control, the matter shall be presented to the Board for resolution; or (b) on or after the occurrence of a Change in Control, the matter shall be referred to binding arbitration with each party's consent or, in the absence of such consent, shall be determined in the courts or in any other forum with jurisdiction over the matter. Upon the Executive's termination for Good Reason, the Executive shall be entitled to the benefits provided upon a termination of the Executive by the Company without Cause, as set forth in
Section 4.3 above.

         4.5 Upon a Change in Control. Anything in this Section 4 to the contrary notwithstanding, if the Executive's employment is terminated on or after a Change in Control (as defined in Section 4.6), either (a) by the Company without Cause or (B) by the Executive with Good Reason, then the payments set forth in Section 4.3 shall not apply to the Executive, and the Executive shall be entitled to the compensation, entitlements and other benefits set forth in
Section 5 of this Agreement, provided that such compensation, entitlements, and other benefits shall not be less than the Executive otherwise would have received under Section 4.3 of this Agreement.

         4.6 Definition of Cause. For purposes of this Agreement, the following definitions will apply:

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                  (a)      Cause. The term "Cause" shall mean any of the
following grounds for termination of Executive's employment:

                           (i)      the Executive's gross misconduct;

                           (ii)     the Executive's willful and repeated failure
to comply with the reasonable directives of the Board or any supervisory personnel;

                           (iii)    the Executive's criminal act or act of
dishonesty, malfeasance, negligence or willful misconduct that has an adverse impact on the property, operations, business or reputation of the Company or any act of fraud, dishonesty or misappropriation involving the Company or conviction or plea of guilty or nolo contendere to a felony or a crime of dishonesty;

                           (iv)     the Executive's breach of the terms of any
confidentiality, non-competition, non-solicitation or employment agreement the Executive has with the Company; or

                           (v)      the Executive's continued and repeated
failure to perform substantially his employment duties (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties.

                  (b) Change in Control. A "Change in Control" shall be deemed to have occurred if:

                           (i)      any "person," as such term is used in
Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the owner or "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of Company securities representing more than 30% of the combined voting power of the then outstanding securities;

                           (ii)     during any period of two consecutive years
(not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Company's Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i),
(iii) or (iv) of this Section 4.6(b) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of a majority of the directors then still in office who either (1) were directors at the beginning of such period or (2) were so elected or nominated with such approval, cease for any reason to constitute at least a majority of the Board;

                           (iii)    the shareholders of the Company approve a
merger or consolidation of the Company with any other Company and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the existing voting securities and the existing securities that are convertible into voting securities of the Company

                                      -7-

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outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities, including securities convertible into voting securities; or

                           (iv)     the shareholders of the Company approve a
plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets and such liquidation or sale of assets is consummated;

                  (c) Control Change Date. "Control Change Date" means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of events, the "Control Change Date" shall be the date on which the last of such events occurs.

                  (d) Good Reason. "Good Reason" shall mean the occurrence of any of the following events, except in connection with the termination of the Executive's employment for Disability, Cause, as a result of death or by the Executive other than for Good Reason:

                           (i)      A significant change in the Executive's
position and responsibilities (including reporting responsibilities) that is inconsistent with the Executive's experience, training and skills and represents a substantial diminution of the Executive's position and responsibilities as in effect immediately prior thereto;

                           (ii)     The relocation of the offices of the Company
at which the Executive is principally employed to a location more than 50 miles from the location of such offices immediately prior to the relocation, or the Company's requiring the Executive to be based anywhere other than such offices, except for required travel on the Company's business; or

                           (iii)    The failure of the Company to provide the
Executive with aggregate compensation (Base Salary and Short Term Incentive Payments) or aggregate benefits that are at least equal (in terms of benefit levels and reward opportunities) to those provided by the Company to Executive immediately before the change; provided, however, that a change in compensation or benefits for all executives of the Company, in which Executive is treated similarly as all other executives of a comparable responsibility level, shall not constitute Good Reason under this Agreement.

5.       Change in Control

         5.1 Entitlement. Subject to the Executive's compliance with Sections 6 and 9, the Executive shall be entitled to receive the benefits described in this Section 5 if there is a Change in Control during the Employment Term and either of the following applies:

                  (a) the Executive's employment is terminated by the Company without Cause or the Executive resigns for Good Reason at any time during the Protection Period, even if such termination occurs after the Employment Term;

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                  (b)      the Executive resigns within the period beginning on
the one year anniversary of the effective date of a Change in Control and ending 30 days thereafter (the "Walk Away Period").

For purposes of this Agreement, the date of a termination of the Executive's employment as described in subsections (a) or (b) above is the Executive's "Control Termination Date," and the "Protection Period" shall mean the period commencing six months prior to and ending twelve months following a Change in Control.

         5.2      Payment Upon a Change of Control.

                  (a) If the Executive has met the requirements of Section 5.1(a) or (b), the Executive will receive a severance benefit equal to the greater of (i) the amount Executive would receive under such circumstances under
Section 4.3 of this Agreement, if this Agreement remains in effect immediately prior to the Control Termination Date, or (ii) an amount equal to two years of the Executive's Base Salary and target Short Term Incentive Payments (the "Severance Payment"). Notwithstanding the preceding sentences, in lieu of the Severance Payment described in the preceding sentences of this Section 5, the Executive shall receive severance benefits equal to the severance benefit available to employees of the Company (or its successor and any of its affiliates) who are similarly situated to the Executive on the Control Termination Date if the value of such benefit is greater than the value of the benefit described in this Section 5.

                  (b) The Executive's Severance Payment, less applicable withholding taxes, shall be paid in equal monthly installments in accordance with the Company's regular payroll policies and over a two year period, beginning on the first payroll date following the Executive's termination (the "Severance Period"). Notwithstanding the foregoing, at the election of the Executive, the Company shall be required to place an amount in the Executive's name in escrow with a reputable escrow agent equal to the present value of the Severance Payment determined on a net present value basis using a reasonable discount rate, as determined by the Board, which escrowed amount shall be used to pay the Severance Payments. In the event that the Executive breaches his obligations under the Employment Agreement, the Company will be entitled to recoup the amount put into escrow.

         5.3 Welfare Benefits. If the Executive's employment with the Company is terminated in accordance with Section 5.1 during the Initial Employment Term, then during the Severance Period the Executive and the Executive's dependents shall be entitled coverage under the "employee welfare benefit plans" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) provided by the Company to comparable executives. In lieu of such continued coverage, the Company may reimburse the Executive on a net after-tax basis, for the cost of individual insurance coverage for the Executive and the Executive's dependents under a policy or policies that provide benefits not less favorable than the benefits provided under such employee welfare benefit plans. The coverage provided under this Section 5.3 shall be secondary to any coverage provided to Executive and Executive's dependents by another employer of the Executive.

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         5.4      Standard Termination Payments. The Company shall be obligated to pay to the Executive the Standard Termination Payments (as defined in Section 4.1).

         5.5 Incentive Payments. During the Severance Period, the Company shall be obligated to pay to the Executive his Retention Bonus, if applicable.

         5.6 Other Severance Benefits. In addition to the severance benefits set forth in this Section 5, on the Control Termination Date the Executive's Option to the extent not then vested shall immediately vest and become exercisable in full, notwithstanding the provisions thereof.

6.       Confidential Information.

         6.1 Confidentiality. The Executive understands and acknowledges that during his employment with the Company, the Executive has been and will be making use of, acquiring or adding to the Company's Confidential Information (as defined below). In order to protect the Confidential Information, the Executive will not, during his employment with the Company or thereafter, in any way utilize any of the Confidential Information except in connection with his employment by the Company. The Executive will not at any time use any Confidential Information for his own benefit or the benefit of any person except the Company. Except as expressly authorized in writing by the Company, the Executive will not at any time copy, reproduce or remove from the Company's premises the original or any copies of Confidential Information and he will not at any time disclose any Confidential Information to anyone. At the end of the Executive's employment with the Company he will surrender and return to the Company any and all Confidential Information in his possession or control, as well as any other Company property that is in his possession or control. The Executive acknowledges and agrees that any breach of this Section 6 would be a material breach of this Agreement. The term "Confidential Information" shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories:

                  (a)      trade secrets;

                  (b) lists and other information about current and prospective customers;

                  (c) plans or strategies for sales, marketing, business development, or system build-out;

                  (d)      sales and account records;

                  (e)      prices or pricing strategy or information;

                  (f) current and proposed advertising and promotional programs;

                  (g)      engineering and technical data;

                  (h) the Company's methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information;

                  (i)      legal advice and strategies; and

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                  (j)      other information of a similar nature not known or
made available to the public or the Company's Competitors (as defined in Section
7).

Confidential Information includes any such information that the Executive may prepare or create during his employment with the Company, as well as such information that has been or may be created or prepared by others.

         6.2 Reaffirm Obligations. Upon termination of the Executive's employment with the Company, the Executive shall, if requested by the Company, reaffirm in writing Employee's recognition of the importance of maintaining the confidentiality of the Company's proprietary information and trade secrets and reaffirm all of the obligations set forth in Section 6 of this Agreement.

7.       Non-Compete; Non-Solicitation.

         7.1      Non-Compete. The Executive agrees that:

                  (a) while the Executive is employed by the Company he will not, directly or indirectly, compete with the business conducted by the Company, and he will not, directly or indirectly, provide any services to a Competitor.

                  (b) For a period of 24 months after the Executive's employment with the Company ends (the "Non-Competition Period"), the Executive will not compete with the Company by performing or causing to be performed the same or similar types of duties or services that the Executive performed for the Company for a Competitor of the Company in any capacity whatsoever, directly or indirectly, within any city or county of the continental United States in which, at the time the Executive's employment with the Company ends, the Company provides services or products, offers to provide services or products, or has documented plans to provide or offer to provide services or products within the Non-Competition Period provided that the Executive has knowledge of those plans at the time his employment with the Company ends. Additionally, the Executive agrees that during the Non-Competition Period, he will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any products or services in competition with those products or services provided by the Company to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during his employment with the Company. The restrictions set forth above shall immediately terminate and shall be of no further force or effect (i) in the event of a default by the Company in the payment of any compensation or benefits to which the Executive is entitled hereunder, which default is not cured within thirty (30) days after written notice thereof, or (ii) at the election of the Executive, if the Executive's employment has been terminated by the Company without Cause or by the Executive for Good Reason. Under these circumstances, the amount of salary and other compensation payable to the Executive by a Competitor and attributable to employment during the Non-Competition Period shall not reduce or otherwise mitigate amounts due hereunder.

                  (c) The Executive acknowledges and agrees that the Company has a legitimate business interest in preventing him from engaging in activities competitive with it as

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

described in this Section 7 and that any breach of this Section 7 would constitute a material breach of this Section 7 and this Agreement.

                  (d) If, during the Non-Competition Period, the Executive is offered and wants to accept employment with a business that engages in activities similar to those of the Company, the Executive will inform the Company in writing of the identity of the business, his proposed duties with that business, and the proposed starting date of that employment. The Executive also agrees that he will inform that business of the terms of this Section 7. The Company will analyze the proposed employment and make a determination as to whether it would violate this Section 7. If the Company determines that the proposed employment would not pose an unacceptable threat to the Company's interests, the Company will notify the Executive in writing that it does not object to the employment.

                  (e)      The Executive acknowledges and agrees that this
Section 7 is intended to limit his right to compete only to the extent necessary to protect the Company's legitimate business interest. The Executive acknowledges and agrees that the agreement is not overly broad at the time of execution in that he has a reasonable current expectation that he will be able to earn a livelihood without violating the terms of this Section 7. If any of the provisions of this Section 7 should ever be deemed to exceed the time, geographic area, or activity limitations permitted by applicable law, the Executive agrees that such provisions may be reformed to the maximum time, geographic area and activity limitations permitted by applicable law, and the Executive authorizes a court or other trier of fact having jurisdiction to so reform such provisions.

         7.2 Non-Solicitation. While the Executive is employed by the Company and during the Non-Competition Period, the Executive will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of those acts described in this Section 7.2.

         7.3 Definitions. For purposes of this Section 7, the following definitions will apply:

                  (a) "Directly or indirectly" as used in this Agreement includes an interest in or participation in a business as an individual, partner, shareholder, owner, director, officer, principal, agent, employee, consultant, trustee, lender of money, or in any other capacity or relation whatsoever. The term includes actions taken on behalf of the Executive or on behalf of any other person. "Directly or indirectly" does not include the ownership of less than 5% of the outstanding shares of any corporation, if such shares are publicly traded in the over-the-counter market or listed on a national securities exchange.

                  (b) "Competitor" as used in this Agreement means any person, firm, association, partnership, corporation or other entity that competes or attempts to compete with the Company by providing or offering to provide the same or similar services or products as the Company within any geographic area in which the Company provides or offers those services or products. "Competitor" does not include a parent, subsidiary or affiliated organization of any entity that competes or attempts to compete with the Company as defined in the preceding

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sentence where that parent, subsidiary or affiliated organization does not itself compete or attempt to compete with the Company by providing or offering to provide the same or similar services or products as the Company within any geographic areas in which the Company provides or offers those services or products.

8. Representations. Executive represents and warrants to the Company that the execution, delivery and performance of this Agreement by Executive does not conflict with, or result in the breach by Executive or violation by Executive of, any other agreement to which Executive is a party or by which Executive is bound (other than existing agreements with Conestoga). Executive hereby agrees to indemnify the Company, its officers, directors and shareholders and hold them harmless from and against any liability which they may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by Executive herein. The Company represents and warrants that this Agreement and the transactions contemplated hereby have been duly authorized by the Company by all necessary corporate and shareholder action, and that the execution, delivery and performance of this Agreement by the Company does not conflict with, or result in the breach or violation by the Company or, its Articles of Incorporation or Amended and Restated Bylaws or any other agreement to which the Company is a party or by which it is bound. The Company hereby agrees to indemnify Executive and hold Executive harmless from and against any liability which Executive may at any time suffer or incur arising out of or relating to any breach of an agreement, representation or warranty made by the Company herein.

9. Remedies. The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein. Therefore, in the event of the actual or threatened breach by the Executive of any of the provisions of this Agreement, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof. The Executive agrees that these restrictions are reasonable.

10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and their successors and assigns, and shall be binding upon- and inure to the benefit of the Executive and his legal representatives and assigns, provided that in no event shall the Executive's obligations to perform services for the Company and its affiliates be delegated or transferred by the Executive. The Company may assign or transfer its rights hereunder to a successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company or of the Company's business (provided, however, that no such assignment or transfer shall have the effect of relieving the Company of any liability to the Executive hereunder or under any other agreement or document contemplated herein), but only if such assignment or transfer does not result in employment terms, conditions, duties or responsibilities which are or may be materially different than the terms, conditions, duties or responsibilities of the Executive hereunder.

11. Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of a right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

12. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

14. Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

15. Entire Agreement. This Agreement (together with all documents and instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

16. Release. In consideration for the execution of this Agreement, the Executive hereby agrees to enter into the Agreement and General Release attached hereto as Exhibit A, pursuant to which the Executive agrees to release the Company from any claims he has under the Conestoga Agreement or due to his employment with the Conestoga in exchange for the rights granted hereunder.

17. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

18. Governing Law. This Agreement shall be governed by and interpreted under the laws of Pennsylvania without giving effect to any conflict of laws provisions.

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

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                            D&E COMMUNICATIONS, INC.

                                            By:   /s/ Garth Sprecher
                                               --------------------------------
                                            Name:
                                            Title:

                                            Executive

                                                  /s/ Albert H. Kramer
                                            -----------------------------------
                                            Albert H. Kramer

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